Subject: FW: CMBS NEW ISSUE: LBUBS 07-C6 * PRICING SPREADS *

CLASS   SIZE(MM)  S&P/FIT/MDY    A/L    PRIN WINDOW    C/E     GUIDANCE
A-1      21.000   AAA/AAA/Aaa    3.47   09/07-04/12   30.000%   S+45
A-2    [495.000]  AAA/AAA/Aaa    4.78   04/12-07/12   30.000%   S+73
A-3    [169.000]  AAA/AAA/Aaa    6.95   07/14-08/14   30.000%   S+75
A-AB     67.000   AAA/AAA/Aaa    6.93   07/12-08/16   30.000%   S+67
A-4    [910.408]  AAA/AAA/Aaa    9.80   08/16-07/17   30.000%   S+59
A-1A    422.847   AAA/AAA/Aaa    8.18   09/07-07/17   30.000%   N.A.
A-M    [297.893]  AAA/AAA/Aaa    9.88   07/17-07/17   20.000%   S+85
A-J    [156.395]  AAA/AAA/Aaa    9.88   07/17-07/17   14.750%   S+105
B        33.513   AA+/AA+/Aa1    9.88   07/17-07/17   13.625%   S+135
C        37.237   AA /AA /Aa2    9.88   07/17-07/17   12.375%   S+145
D        33.513   AA-/AA-/Aa3    9.88   07/17-07/17   11.250%   S+155
E        29.789   A+ /A+ /A1     9.88   07/17-07/17   10.250%   S+175
F        29.790   A  /A  /A2     9.90   07/17-08/17    9.250%   S+195
G*       33.513   A- /A- /A3     9.96   08/17-08/17    8.125%   S+225
H*       37.236   BBB+/BBB+/Baa1 9.96   08/17-08/17    6.875%   S+300
J*       40.961   BBB /BBB /Baa2 9.96   08/17-08/17    5.500%   S+350
K*       29.789   BBB-/BBB-/Baa3 9.96   08/17-08/17    4.500%   S+450
X     2,978,936   AAA/AAA/Aaa     N/A       N/A        N/A
A-2FL*    [   ]   AAA/AAA/Aaa    4.78   04/12-07/12   30.000%
A-3FL*    [   ]   AAA/AAA/Aaa    6.95   07/14-08/14   30.000%
A-4FL*    [   ]   AAA/AAA/Aaa    9.80   08/16-07/17   30.000%
A-MFL*    [   ]   AAA/AAA/Aaa    9.88   07/17-07/17   20.000%
A-JFL*    [   ]   AAA/AAA/Aaa    9.88   07/17-07/17   14.750%

   - Sizes in brackets "[ ]" are subject to demand
   - *144A/REG S

   - Loan Sellers:  LEH 64.1%, UBS 35.9%
   - Collateral:    181 loans / 281 properties   DSCR: 1.28X,  LTV 69.5%
   - Prop Types:    RT 42.7%, OF 22.8%, HTL 15.6%, MF 14.2%, HC 1.3%, SS 1.3%,
                    IND 1.2%, MU 1.0%
   - Geographics:   CA 17.4%, VA 15.2%, NY 14.2%, TX 10.1%, FL 8.1%
   - Top 10%:       58.4%
   - Inv. Grade %:  5.4%
   - Special Svcr   Midland Loan Services, Inc.

   The depositor has filed a registration statement (including a prospectus)
with the SEC (SEC File No. 333-141638) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.

You may get these documents for free by visiting EDGAR on the SEC Website at
www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-666-2388 or by emailing CMBSREQ@lehman.com. Please note that to the extent that this message includes additional disclaimers below, such disclaimers should be disregarded.